Exhibit 10.3

BY HAND DELIVERY

August 7, 2014

Mr. Paul Brannelly

c/o Karyopharm Therapeutics Inc.

85 Wells Avenue, Suite 210

Newton, MA 02459

Dear Paul:

The purpose of this letter agreement is to confirm the terms regarding your separation of employment from Karyopharm Therapeutics Inc. (the “Company”).  The Company will provide you with the severance benefits described in paragraph 2 below if you sign and return this letter agreement (the “Agreement”) to me on or before August 28, 2014 and it becomes binding between you and the Company and you sign and return the additional release of claims attached hereto as Exhibit B (the “Additional Release”) to me at the end of the Consulting Period (as defined herein).  By timely signing and returning this Agreement and the Additional Release and not revoking them, you will be entering into binding agreements with the Company and will be agreeing to the terms and conditions set forth therein.  Therefore, you are advised to consult with an attorney before signing this Agreement and you have been given at least twenty-one (21) days to do so.  If you sign this Agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing.  If you do not so revoke, this Agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period (the “Effective Date”).

If you choose not to sign and return this Agreement and Exhibit B in a timely manner as set forth above, or if you timely revoke your acceptance in writing, you shall not receive any severance benefits from the Company.  You will, however, receive payment on your Separation Date for your final wages and any unused vacation time accrued through the Separation Date.  You may also, if eligible, elect to continue receiving group health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits.

Pursuant to the Company’s Amended and Restated 2010 Stock Incentive Plan and 2013 Stock Incentive Plan, you have up to three months after the Separation Date to exercise any vested stock rights you may have (as provided for by the plans) and, except as set forth herein, all unvested stock rights will be irrevocably cancelled on the Separation Date.  Notwithstanding the foregoing, if (i) you sign this Agreement and do not revoke it and (ii) you sign the Consulting Agreement (as defined herein), you will continue to vest in any stock rights you may have through the Completion Date (as defined herein) and you will have up to three months after the Completion Date to exercise any vested stock rights and all unvested stock rights will be irrevocably cancelled on the Completion Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this Agreement and do not revoke it in writing within the seven (7) day period.

1.                                      Separation Date — Your effective date of separation from the Company as an employee is August 7, 2014 (the “Separation Date”).  As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

2.                                      Description of Severance Benefits — If you timely sign and return this Agreement and do not revoke your acceptance, the Company will engage you as a consultant pursuant to the terms of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”), which Consulting Agreement shall be executed on the date you sign this Agreement, shall become effective on the Effective Date, and shall continue in full force and effect until the earlier of (i) November 1, 2014 or (ii) the termination of such Consulting Agreement in accordance with Section 7 thereof ((i) or (ii), as applicable, being the “Completion Date”).  Provided that (i) you timely sign and return this Agreement and do not revoke your acceptance, (ii) the Consulting Agreement becomes effective and (iii) with respect to subparagraphs (b), (c) and (e) of this paragraph 2, you sign and return the Additional Release on or after the Completion Date, you will be entitled to the following severance benefits (the “Severance Benefits”):

(a)                                 Consulting Arrangement.  In accordance with the terms of the Consulting Agreement, you will provide consulting services under the direction of the Chief Executive Officer beginning on the Effective Date and continuing through the Completion Date (the “Consulting Period”), and the Company shall pay you the hourly rate set forth in the Consulting Agreement, and reimburse reasonable out-of-pocket expenses, in connection with such services.

(b)                                 Severance Pay.  The Company will pay you severance pay in the form of continuation of your base salary, less all applicable state and federal taxes, for six months (the “Severance Pay Period”).  This severance pay will be paid in accordance with the Company’s normal payroll procedures, and will commence on the first payroll period following the expiration of the seven day revocation period, provided that you do not revoke this Agreement.

(c)                                  Restricted Stock Vesting.  On July 25, 2013, the Company granted you a non-qualified stock option to purchase 63,636 shares (the “Option Shares”) of the Company’s Common Stock (the “Option”) as set forth in the Non-Qualified Stock Option Agreement between you and the Company dated July 25, 2013 (the “Option Agreement”).  You exercised the Option on July 31, 2013 and purchased all of the Option Shares, subject to the understanding between you and the Company that the Option Shares would remain subject to the vesting schedule set forth in the Option Agreement.  Subject to the terms of this Agreement and upon satisfactory completion of your obligations under the

Consulting Agreement, the Company agrees not to assert any claim that the unvested Option Shares remain subject to vesting restrictions as of the Completion Date.

(d)                                 Benefit Continuation.  Should you elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., during the Severance Pay Period, the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage.  The remaining balance of any premium costs, and all applicable premium costs after the end of the Severance Pay Period, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

(e)                                  Continued Vesting of Options.  On September 3, 2013, the Company granted you a non-qualified stock option to purchase 56,060 shares of the Company’s Common Stock (the “September Option”) as set forth in the Non-Qualified Stock Option Agreement between you and the Company dated September 3, 2013 (the “September Option Agreement”).  The Company hereby acknowledges, in accordance with Section 4(b) of the September Option Agreement that there is no termination of the Business Relationship (as defined in the September Option Agreement) while you are serving as a consultant pursuant to the terms of the Consulting Agreement, such that the September Option shall continue to vest until the Completion Date.

(f)                                   Additional Cash Payment.  The Compensation Committee of the Company’s Board of Directors will, in its sole discretion, determine whether or not to make an additional cash payment to you (the “Additional Cash Payment”), in an amount not to exceed $71,250 based upon your satisfactory completion of the requirements of the Consulting Agreement.  If the Compensation Committee authorizes the Company to make the Additional Cash Payment, such payment shall be made on the earlier of (i) March 15, 2015 and (ii) five (5) business days following the date on which the Company’s executive officers receive annual bonus payments for the 2014 fiscal year.

3.                                      You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as described in this paragraph 2 and pursuant to the Consulting Agreement.

4.                                      Representation on Action — You represent that you have not filed or reported any complaints, claims or actions against any of the Released Parties with any state, federal or local agency or court.

5.                                      Release — In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 et seq. and M.G.L. c. 214, § 1C, the Massachusetts Age Discrimination Law, M.G.L. c. 149, § 24A et seq., the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, the Massachusetts Equal Pay Law, M.G.L. c. 149, § 105A et seq., the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, and the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding).

6.                                      Post-Separation Obligations — You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.  You further acknowledge and reaffirm your obligations under the Non-Disclosure and Inventions Assignment Agreement you previously executed for the benefit of the Company, which remains in full force and effect.  Notwithstanding the foregoing, you and the Company agree that your non-competition obligations to the Company shall be limited such that through August 7, 2015, you will not, without the prior written consent of the Company, provide services to, collaborate with, or become a partner, officer, director, employee, consultant, agent, independent contractor or stockholder of, any company or business organization engaged in the research, development or commercialization of therapeutics targeting the nuclear pore complex machinery in oncology; provided, however, that the record or beneficial ownership by you of 1% or less of the outstanding publicly traded capital stock of any such company shall not be deemed to be in violation of this non-competition agreement, provided that you have no other relationship with such company.

7.                                      Non-Disparagement — You understand and agree that, in consideration of the Severance Benefits, you shall not make any false, disparaging or derogatory statements to any person or entity, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition; provided, however, that nothing herein shall be construed as preventing you from making truthful disclosures to any governmental entity or in any litigation or arbitration.

8.                                      Cooperation — To the extent permitted by law, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company.  You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

9.                                      Return of Company Property — You represent and confirm that you have returned to the Company all Company-owned property in your possession, custody or control, including, without limitation, all keys, files, documents and records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification and Company vehicles, and that you have left intact all electronic Company documents, including, without limitation, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, without limitation, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.

10.                               Business Expenses and Final Compensation — You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including, without limitation, payment for all wages, bonuses, equity, commissions and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

11.                               Amendment and Waiver — This Agreement and the Additional Release shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This Agreement and the Additional Release are binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this Agreement and the Additional Release shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.                               Validity — Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

13.                               Confidentiality — To the extent permitted by law, you understand and agree that as a condition of the Severance Benefits herein described, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement or the Additional Release, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

14.                               Tax Provision — In connection with the Severance Benefits to be provided to you pursuant to this Agreement and the Additional Release, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.

15.                               Nature of Agreement — You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

16.                               Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement, and that the Company advised you to consult with an attorney of your own choosing prior to signing this Agreement and the Additional Release.  You understand that you may revoke this Agreement and the Additional Release for a period of seven (7) days after you sign it by notifying me in writing, and the Agreement and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this Agreement and the Additional Release, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.

17.                               Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement and the Additional Release, and that you fully understand the meaning and intent of this Agreement and the Additional Release.  You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement and the Additional Release with an attorney.  You further state and represent that you have carefully read this Agreement and the Additional Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

18.                               Applicable Law — This Agreement and the Additional Release shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement and the Additional Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement and the Additional Release or the subject matter hereof.

19.                               Entire Agreement — This Agreement and the Additional Release contain and constitute the entire understanding and agreement between the parties hereto with respect to your Severance Benefits, the Consulting Agreement and the consulting relationship and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.  Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 5 above.

If you have any questions about the matters covered in this Agreement and the Additional Release, please call Chris Primiano, General Counsel of the Company at (617) 658-0600.

Very truly yours,

By:	/s/ Michael G. Kauffman
Michael G. Kauffman
Chief Executive Officer

I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to timely execute it.  I intend that this Agreement will become a binding agreement.

/s/ Paul Brannelly	August 7, 2014
Paul Brannelly	Date

To be returned in a timely manner as set forth on the first page of this Agreement.

Exhibit A

EXHIBIT B

ADDITIONAL RELEASE OF CLAIMS

Defined terms used herein but not otherwise defined herein shall have the meaning given to them in the letter agreement to which this Exhibit B is attached.

1.                                      Release - In consideration of the benefits set forth in the Agreement to which this Additional Release of Claims (the “Additional Release”) is attached, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your relationship during the Consulting Period as defined in the Agreement and cessation of that relationship including but not limited to all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract;  the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime) including but not limited to all claims under any applicable federal, state or local statute or ordinance.

2.                                      Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your consulting and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your consulting by the Company and that no other compensation is owed to you except as provided in the letter agreement.

3.                                      Return of Company Property - You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, smartphones, tablets, flash drives and storage devices, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your service as a consultant.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or computer accounts.

4.                                      Acknowledgments — You acknowledge that you have been given 21 days to consider this Additional Release, and that the Company advised you to consult with an attorney of your own choosing prior to signing this Additional Release.

5.                                      Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Additional

2

Release, and that you fully understand the meaning and intent of this Additional Release.  You state and represent that you have had an opportunity to fully discuss and review the terms of this Additional Release with an attorney.  You further state and represent that you have carefully read this Additional Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

I hereby provide this Additional Release as of the current date and acknowledge that the execution of this Additional Release is in further consideration of the Severance Benefits, including the Additional Cash Payment, to which I acknowledge I would not be entitled if I did not sign this Additional Release.

Paul Brannelly	Date

To be signed on or after the Completion Date.

3